Exhibit 10.6

ATLAS AIR WORLDWIDE HOLDINGS, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT, dated as of [●], 2017, between Atlas Air Worldwide Holdings, Inc. (the “Company”), a Delaware corporation, and [●] (the “Director”).

WHEREAS, the Director has been granted the following award under the Company’s 2016 Incentive Plan (the “Plan”) on [Date] (the “Date of Grant”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.Award of Restricted Stock Units. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Director is hereby awarded [●] restricted stock units (“Restricted Stock Units”), which constitute the right to receive, without payment by the Director therefor, [●] shares of Stock on a deferred basis (the “Unit Award”), and the right to receive, without payment by the Director therefor, additional shares of Stock on a deferred basis, equal in value to the dividends, if any, which would have been paid with respect to the shares of Stock underlying the Unit Award had such shares of Stock been issued to the Director on the Date of Grant (the “Deferred Dividend Shares”), in each case subject to the terms and conditions of the Plan and those herein set forth.  The Unit Award and the Deferred Dividend Shares are individually and collectively referred to herein as the “Award.” Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.  In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.Forfeiture Risk.  If the Director ceases to remain a member of the Board of Directors of the Company for any reason other than death or Disability (as defined below), any unvested portion of the Award (determined after taking account of the provisions of Section 3) shall automatically and immediately be forfeited and terminated.

3.Vesting of Award; Treatment Upon Termination of Service.  Unless otherwise provided by the Compensation Committee, the Award shall be subject to the vesting schedule described in this Section 3.

(a)Vesting Generally. Subject to the following provisions of this Section 3 and the other terms and conditions of this Agreement, the Unit Award shall become vested on the basis of one Restricted Stock Unit to one share of Stock, and the Deferred Dividend Shares shall become vested only upon the vesting of the underlying Restricted Stock Unit and only if a dividend has actually been declared and paid on the Stock as of the vesting date of the Restricted Stock Unit.  The Unit Award will vest in its entirety on the first to occur of the following:  (i) the first anniversary of the Date of Grant; (ii) the day of the Director’s death; (iii) the day of the Director’s Disability; or (iv) a Change in Control of the Company (as defined below).  The number of shares of Stock to be delivered in respect of Deferred Dividend Shares shall be determined based on the fair market value of the Stock based on the closing price of shares of Stock on the day such Deferred Dividend Shares shall vest.

(b)Change in Control. For purposes of this Agreement, “Change in Control of the Company” means a “change in control event” (as that term is defined at Section 1.409A‑3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:  (1) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 3(b)); (2) the acquisition by a person or group, during the 12‑month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% or more of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of this Section 3(b)); (3) the replacement of a majority of members of the Company’s Board of Directors during any 12‑month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or (4) the acquisition by a person or group, during the 12‑month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of this Section 3(b)).

(c)Disability. For purposes of this Agreement, “Disability” means (i) the inability of the Director to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) by reason of such impairment the Administrator determines that the Director would be entitled to income replacement benefits for a period of not less than three months if the Director were a participant in the Company’s Long Term Disability Plan.

4.Other Terms and Conditions. It is understood and agreed that the Award of Restricted Stock Units evidenced hereby is subject to the following terms and conditions:

(a)Settlement. As soon as practicable after vesting of the Unit Award, but in no event later than March 15 of the year following such vesting, the Company shall deliver to the Director, or shall credit to the Director’s account uncertificated shares evidencing, shares of Stock equal to the number of Restricted Stock Units and Deferred Dividend Shares previously vested.  Notwithstanding the immediately preceding sentence, the Compensation Committee may, but is not required to, prescribe rules pursuant to which the Director may elect to defer settlement of the Award. Any such deferral election must be made in compliance with such rules and procedures as the Compensation Committee deems advisable.

(b)Rights of a Stockholder. The Director shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Stock Unit or Deferred Dividend Shares.  Once the Restricted Stock Unit and Deferred Dividend Shares vest and the shares of Stock have been delivered, but not until such time and only with respect to the shares of Stock so delivered, the Director shall have the rights of a stockholder, including, but not limited to, the right to vote and to receive dividends, but only with respect to the shares of Stock delivered.

5.Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Director.  The Company shall pay, and indemnify the Director from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of shares.

6.Certain Tax Matters. The Director expressly acknowledges that:

(a)the Award shall be construed in a manner that complies with the requirements of, or an exemption from, Section 409A of the Code, including, but not limited to, the short-term deferral exception as set forth in Treas. Reg. 1.409A‑1(b)(4); and

(b)notwithstanding the immediately preceding provision, neither the Company, nor any Affiliate, nor the Compensation Committee nor any person acting on behalf of any of them, shall be liable to the Director by any reason of any acceleration of income, or any tax or additional tax, asserted by reason of any failure of the Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A or by reason of Section 4999 of the Code.

7.References. References herein to rights and obligations of the Director shall apply, where appropriate, to the Director’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

8.Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, New York 10577

Attention:  General Counsel

If to the Director:

At the Director’s most recent address shown on the Company’s corporate records, or at any other address which the Director may specify in a notice delivered to the Company in the manner set forth herein.

9.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of New York, without giving effect to principles of conflict of laws of any jurisdiction which would cause the application of law, other than the State of New York, to be applied.

10.Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS AS A SEPARATE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Unit Agreement as of the date first above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:
Adam R. Kokas
Executive Vice President, General Counsel, Secretary and Chief Human Resources Officer

[●]

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